Exhibit 10.2

Description of Corporate Bonus Plan

On March 18, 2010, the Board of Directors approved SuccessFactors, Inc.’s (the “Company”) 2010 Corporate Bonus Plan. Employees of the Company, including the Company’s named executive officers, who are not on sales commission plans or other bonus plans, are eligible to receive cash and/or equity awards following the end of the year, based upon the attainment of performance objectives for the year, which performance objectives will consist of corporate objectives established by the Board of Directors, as well as personal goals established by the chief executive officer and the compensation committee. Corporate objectives for 2010 consist of bookings and non-GAAP operating profitability targets. The target bonus for 2010 is based on a weighting of 75% for corporate objectives and 25% for performance objectives. A portion of the bonus will be payable based on achievement of targets on a quarterly basis as well as on an annual basis. In order to be eligible to receive a bonus, the employee must be employed by the Company at the time the bonus is paid. The amount of any bonus may be adjusted based on the level of achievement of targets, with the Company retaining the discretion to further adjust bonus amounts.